Exhibit 99.1

W-H Energy Lowers Third Quarter Earnings Estimate

HOUSTON, October 11, 2007 (Business Wire) – W-H Energy Services, Inc. (NYSE: WHQ) announced today that it expects third quarter earnings to be in the range of $1.06 to $1.10 per diluted share.  This is lower than the Company’s previously estimated range of $1.23 to $1.28 per diluted share.  The revised range is also down sequentially from the $1.25 reported for the second quarter, but is higher than the $1.02 reported for the same period in the prior year.  The reduction in the Company’s estimated range was due primarily to lower revenues and profit from its coiled tubing business.  Also contributing to the decline was a slowdown in Gulf of Mexico activity that impacted the Company’s rental tool, directional drilling and measurement- and logging-while-drilling businesses.

While the Company is completing its analysis of third quarter results, it is anticipated that total revenues will increase approximately 2% from the second quarter.  However, this increase is primarily attributable to revenue gains from lower margin service lines.

The Company will further discuss its third quarter operating results and will provide guidance for the fourth quarter during its regularly scheduled earnings release conference call to be held on October 30, 2007 at 11:00 a.m. central time.

To participate by telephone, attendees should call 888/713-3596 within North America or 913/981-5539 outside of North America approximately 10 minutes prior to the scheduled start time.  When asked, attendees should then provide the code 5911749 to be placed into the conference. A rebroadcast of the call will be available for 30 days following the event by dialing 888/203-1112 within North America or 719/457-0820 outside of North America.  When prompted, attendees should then enter the code 5911749 to access the archived conference.

In addition, the Company’s conference call will be available on a listen only basis over the internet at www.whes.com.  The entire teleconference call will be broadcast live, and a replay will be available on the W-H Energy Services web site for 30 days following the event.

W-H Energy is a diversified oilfield service company that provides products and services used in connection with the drilling and completion of oil and natural gas wells and the production of oil and natural gas. The Company has operations in North America and select areas internationally.

Statements in this press release that are not strictly historical are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. The actual results may differ materially from those projected in the forward-looking statements due to, among other things, the current and expected future prices of crude oil and natural gas, the level of exploration, development and production activity of, and the corresponding capital spending by, our customers, the development and implementation of new technologies and weather conditions in offshore markets. These risks are more fully described in W-H Energy Services, Inc.'s Annual Report filed on Form 10-K with the Securities and Exchange Commission. The Company disclaims any obligation to update the statements in this press release.

CONTACT:	W-H Energy Services, Inc., Houston
Shawn M. Housley, 713/974-9071